UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  September 22, 2010

(Date of earliest event reported)

KODIAK OIL & GAS CORP.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32920

Yukon Territory	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1625 Broadway, Suite 250

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 592-8075

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 22, 2010, the Board of Directors (the “Board”) of Kodiak Oil & Gas Corp. (the “Company”) appointed William J. Krysiak to the Board. The Board also appointed Mr. Krysiak to serve as a member of the Compensation and Nominating Committee and the Audit Committee, and as the Chairman of the Audit Committee. As a result of this appointment, the Company has regained compliance with all board of directors and committee composition requirements for listing on the NYSE Amex.

In accordance with the Company’s compensatory policy for non-employee directors, Mr. Krysiak has been granted a stock option, having a grant date of September 22, 2010, to purchase 100,000 shares of common stock of the Company at an exercise price of $3.13 per share. The stock option granted to Mr. Krysiak will vest in eight quarterly installments, with the first such installment vesting on December 31, 2010. The stock option is subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan, as amended, and is subject to a written grant agreement. Mr. Krysiak will also receive cash compensation of $7,500 per quarter for his service as a director and committee member and $1,500 per quarter for his service as the Chairman of the Audit Committee.

A copy of the Company’s press release relating to the appointment of Mr. Krysiak is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1	Press release of Kodiak Oil & Gas Corp. dated September 23, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KODIAK OIL & GAS CORP.

By:	/s/ James P. Henderson
James P. Henderson Secretary, Treasurer and Chief Financial Officer

Date: September 23, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Kodiak Oil & Gas Corp. dated September 23, 2010.